                                                                   EXHIBIT 10.66



                              SEVERANCE AGREEMENT

         SEVERANCE AGREEMENT dated as of May 18, 1995, by and between Lomas Financial Corporation, a Delaware corporation (the "Company") and James L. Crowson ("Executive").

         WHEREAS, Executive and the Company have previously entered into an Employment Agreement dated as of July 1, 1991 (the "Employment Agreement");

         WHEREAS, effective June 30, 1995, Executive wishes to participate in the enhanced pension program offered by the Company and the parties wish to terminate the Employment Agreement; and

         WHEREAS, the Company and Executive desire to enter into this Agreement to provide, among other things, for the payment to Executive of certain severance benefits upon termination of the employer-employee relationship between the Company and Executive;

         NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and Executive's long prior service to the Company, and in cancellation and settlement of all obligations under the Employment Agreement, the parties agree as follows:

         1. Resignation. Executive shall remain employed by the Company as an Executive Vice President until June 30, 1995 (the "Termination Date"), upon which date Executive shall elect to participate in the enhanced pension program offered by the Company pursuant to which he will be credited with five (5) additional years of age and service under the Company pension plan.
Executive's secretary, Patsy Covelli, will be terminated on the Termination Date but will receive as severance pay (in lieu of any payment under the Company severance plan) fifty percent (50%) of her current annual base salary.

         2. Severance Benefit. (a) (i) On May 18, 1995 the Company will pay Executive $572,141 representing all of his severance benefits pursuant to the Employment Agreement less all applicable federal, state and local withholding taxes; (ii) on the Termination Date the Company will pay Executive for up to eighty (80) hours of accrued but unused vacation and (iii) the Company will reimburse Executive, in accordance with current Company policy, for all necessary and reasonable costs and expenses incurred on behalf of the Company. The Company will cause to be paid to Executive, on or before (i) July 15, 1995, approximately $173,016 and $31,071, representing, respectively, Executive's vested interest in the Company pension plan and supplemental excess retirement plan, (ii) July 15, 1995, approximately $121,154 representing the enhanced pension benefit payable to Executive under the enhanced pension program referred to in Paragraph 1 and (iii) August 15, 1995, the vested interest of Executive (increased by the enhanced pension program referred to in Paragraph
1) in the Company 401(k) plan.

         (b) If, within six (6) months after the Termination Date the Company effects a Transaction, as hereinafter defined, with an individual or entity with whom the Company has held discussions on or before the Termination Date regarding a possible Transaction, Executive shall be eligible to participate in the "success bonus" arrangement attached hereto as Exhibit "A" established by the Compensation Committee of the Board of Directors for senior executives of the Company in connection with the sale of all or a substantial portion of the Company. In the context of this Paragraph 2(b), a "Transaction" shall mean a disposition or transfer of all or a majority of the stock or assets of the Company or Lomas Mortgage USA, Inc., whether in the form of a sale, spin-off, joint venture or other similar arrangement, in one transaction or a series of transactions after January 1, 1994.

         (c) Executive will be eligible to participate in the Company's welfare plans as amended from time to time to include group medical plan, group life plan and group accidental death and dismemberment plan at the employee premium rate for twelve (12) months subsequent to the Termination Date and, thereafter, on the basis and for the remainder of the period set forth in the enhanced pension program offered by the Company; provided, however, that Executive's right to such continued participation shall cease if Executive receives comparable coverage as a result of future employment. In the event that Executive's participation in any such welfare plan is barred, the Company shall arrange to provide Executive with benefits substantially similar to those which Executive would otherwise have been entitled to receive under such welfare plans from which his continued participation is barred.

         (d) All 40,000 outstanding stock options with an exercise price of $8.25 granted to Executive shall be fully vested and shall expire June 30, 1997 and the Company shall make such amendments to the plans and the outstanding awards as may be necessary to effectuate the provisions of this Paragraph 2(d).

         (e) Executive shall continue to be eligible to participate in the "Stock Based Incentive Compensation Plan" arrangement attached hereto as Exhibit "B" established by the Compensation Committee of the Board of Directors for senior executives of the Company.

         (f) Executive expressly acknowledges and agrees that the severance benefits described in this Paragraph 2 constitute the only benefits to which Executive is entitled as a result of Executive's severance and that upon execution of this Agreement by Executive and the Company, the Employment Agreement shall be null and void.

         3. Position and Responsibilities. Prior to the Termination Date, Executive agrees to render such advice and services to the Company as reasonably may be requested by the Chief Executive Officer or the Board of Directors of the Company. The services to be performed by Executive under this Agreement shall include, but not be limited to, financial restructuring of the Company, facilitation of a Transaction, liquidation of the Conseco Tranche B Security and the Vista Properties prepackaged bankruptcy, and Executive shall perform such services prior to the Termination Date unless and until another person is designated to perform any of such services by the Chief Executive Officer or the Board of Directors. Allowing for reasonable and customary paid vacations and taking into account the nature of the services provided, Executive shall devote substantially all of his working time and effort to rendering services under this Agreement.

         4. Compensation.  The Company shall continue to pay

Executive his current monthly salary through the Termination Date.

         5. Expenses and Other Facilities. (a) Executive shall be reimbursed on the same basis as set forth in the Employment Agreement for necessary and reasonable business expenses incurred by Executive in connection with the performance of his duties hereunder.

         (b) The Company shall continue to make available to Executive through the Termination Date, without any expense to him, an office and such administrative staff as reasonably may be necessary to perform his duties. In addition, the Company will provide for telephone, telecopy, Xerox, supplies, mail, and express mail services as may reasonably be required by Executive.

         6. Termination and Liquidated Damages. (a) This Agreement and Executive's retention hereunder may be terminated at any time by either party upon ten (10) days prior written notice to the other party. In the event of
(i) such a termination by the Company, other than a termination for "Cause," as hereinafter defined, or (ii) a termination at any time by Executive as a result of a breach of this Agreement by the Company, Executive shall be entitled to receive as liquidated damages an amount in cash equal to the then-present value of all remaining payments due hereunder through June 30, 1995. Such amount shall be calculated using a discount rate of 6% per annum and shall be paid in a single sum not later than ten (10) days after any such termination.

         (b)(i) In the event of a voluntary termination of his retention hereunder by Executive prior to the close of business on the Termination Date other than as set forth in clause (a) (ii) above, the Company will have no further obligation to make payments to Executive following any such termination and Executive shall forfeit, to the extent not already paid, all rights to his portion of the "success bonus" described in Paragraph 2(b) and his portion of the "Stock Based Incentive Compensation Plan" described in Paragraph 2(e). Executive shall not be subject to liability for breach of this Agreement by reason of his voluntary termination of his retention hereunder.

         (ii) In the event of a termination of Executive's retention hereunder by the Company for "Cause," the Company will have no further obligation to make payments to Executive following any such termination and Executive shall forfeit, to the extent not already paid, all rights to his portion of the "success bonus" described in Paragraph 2(b) and his portion of the "Stock Based Incentive Compensation Plan" described in Paragraph 2(e).

         (c) For purposes of this Agreement, "Cause" shall mean (i) Executive's willful and continued failure substantially to perform his duties hereunder (other than as a result of Executive's death, "disability" [as defined under the Company's Long-Term Disability Plan] and other than as a result of breach of this Agreement by the Company), (ii) Executive's dishonesty in the performance of his duties hereunder or (iii) an act or acts on Executive's part constituting a felony under the laws of the United States or any state thereof.

         (d) In the event of any termination of this Agreement pursuant to this Paragraph 6, the Company shall continue to provide Executive with the benefits specified in Paragraph 2(c).

         7. Non-Competition. Prior to the close of business on the Termination Date, Executive shall not directly or indirectly be or remain employed by, or render services for, any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise engaged in any business, which is in competition with any business currently conducted by the Company. During the period from May 18, 1995 through May 18, 2000, Executive shall not directly or indirectly participate by or on behalf of any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise in any pending or threatened action, claim, suit or proceeding which is or threatens to become adverse to the Company or any business currently conducted by the Company, by or before any state, Federal, foreign, or other court or governmental department, commission, board, bureau, agency or instrumentality.

         8. Confidentiality. Executive shall not disclose or use for Executive's own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive's breach of this covenant. Any provision of this Agreement to the contrary notwithstanding, Executive's obligations pursuant to this Paragraph 8 shall survive any termination of this Agreement and Executive's retention hereunder.

         9. Specific Performance. Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Paragraph 7 or Paragraph 8 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

         10.  Miscellaneous.

         (a) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

         (b) Entire Agreement; Amendments. This Agreement supersedes all prior agreements between Executive and the Company relating to Executive's employment and the termination thereof, including, without limitation, the Employment Agreement, and, together with the agreements evidencing the stock options and other awards referred to in Paragraph 2(d) and the documents evidencing the benefits to which Executive is entitled pursuant to Paragraphs 2(a), (b), (c) and (e), contains the entire understanding of the parties with respect to the retention of Executive by the Company; provided, however, that this Agreement shall not impair any rights or benefits accrued by Executive under any benefit plan, compensation arrangement or pension, excess retirement or management security plan of the Company prior to the termination of his employment on June 30, 1995. Except as aforesaid, there are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

         (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

         (d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

         (e)  Assignment.  This Agreement shall not be assignable by

Executive and shall be assignable by the Company only with the consent of Executive which consent shall not be unreasonably withheld; provided that no such assignment by the Company shall relieve the Company of any liability hereunder, whether accrued before or after such assignment.

         (f) Arbitration. Any dispute between the parties to this Agreement arising from or relating to the terms of this Agreement or the retention of Executive by the Company shall be submitted to arbitration in Dallas, Texas under the auspices of the American Arbitration Association.

         (g)  Successors; Binding Agreement.

                 (i) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or the assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to the benefits set forth in Paragraph 6(a).

                 (ii) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns.

         (h) Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the execution page of this Agreement; provided that all notices to the Company shall be directed to the attention of the General Counsel of the Lomas Financial Group or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         (i) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                 IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                   /s/ JAMES L. CROWSON
                                   -----------------------------------
                                   JAMES L. CROWSON

                                   Address:  4500 Roland, #807
                                             Dallas, TX 75219


                                   LOMAS FINANCIAL CORPORATION


ATTEST:                            By: /s/ ERIC BOOTH
                                      --------------------------------
                                      Eric Booth
                                      President & Chief
                                      Executive Officer
/s/ LOUIS P. GREGORY
------------------------------
Louis P. Gregory, Secretary
                                   Address:  1600 Viceroy Drive
                                             Dallas, Texas 75235
        (SEAL)

                                  Exhibit "A"

                          "Success Bonus" Arrangement

                               [LOMAS LETTERHEAD]




Date:    September 9, 1994


To:      Gary Kell
         Jim Crowson
         Bert Byerley
         Gary White
         Ramona Taylor


From:    Jess Hay


Re:      Success Bonuses - Project X


         As you previously have been advised, the Board of Directors of Lomas Financial Corporation, in January 1994, retained Salomon Brothers, Inc. to assist Lomas in evaluating strategic alternatives to maximize stockholder values. Options to be considered include the possibility of merging with or being acquired (in whole or in substantial part) by another institution.

         As an incentive to you and other senior officers of the Company, the Compensation Committee of the Board, at the meeting thereof on January 25, 1994, adopted the following resolution related to the Salomon initiative (which is referred to in the resolution as Project X):

                          "RESOLVED, that a formula for establishing the
                 aggregate amount of success bonuses to be awarded upon the successful conclusion of Project X is hereby approved as follows:

                 A.       The minimum aggregate amount
                          payable at closure of any
                          transaction resulting from
                          Project X that is acceptable
                          to the Board of Directors:                  $2,000,000

Memorandum
September 9, 1994
Page Two


         B.      The aggregate amount payable at
                 various prices per share
                 (including the $2 million
                 minimum):

                 $13.50                                              $2,200,000
                 $13.75                                              $2,400,000
                 $14.00                                              $2,600,000
                 $14.25                                              $2,800,000
                 $14.50                                              $3,000,000
                 $14.75                                              $3,200,000
                 $15.00                                              $3,400,000
                 $15.25                                              $3,600,000
                 $15.50                                              $3,800,000
                 $15.75                                              $4,000,000
                 $16.00                                              $4,200,000
                 $16.25                                              $4,400,000
                 $16.50                                              $4,600,000
                 $16.75                                              $4,800,000
                 $17.00                                              $5,000,000
                 $17.25                                              $5,200,000
                 $17.50                                              $5,400,000
                 $17.75                                              $5,600,000
                 $18.00                                              $5,800,000
                 $18.25                                              $6,000,000
                 $18.50                                              $6,200,000
                 $18.75                                              $6,400,000
                 $19.00                                              $6,600,000
                 $19.50                                              $6,800,000
                 $20.00                                              $7,000,000

                 FURTHER RESOLVED, that 50 percent of any aggregate bonuses payable under the foregoing formula hereby is allocated to and shall be distributed to Jess Hay.

                 FURTHER RESOLVED, that 50 percent of any aggregate bonuses payable under the foregoing formula shall be allocated among and distributed to Gary Kell, James L. Crowson, David L. Chapman II, Robert E. Byerley, Jr., Gary White, and up to 15 other key executives to be designated by Jess Hay, in such respective amounts as may be determined by Jess Hay."

(The 50 percent of the aggregate bonuses payable under the foregoing resolutions which is to be allocated by me hereinafter is called "the residual bonus pool".)

Memorandum
September 9, 1994
Page Three


Initially, the residual bonus pool was allocated as follows:

         Name                                                  Percentage
         ----                                                  ----------

         Gary Kell                                                  17.5
         James L. Crowson                                           17.5
         Robert E. Byerley, Jr.                                     15.0
         David L. Chapman II                                        15.0
         Gary White                                                 15.0
         Ramona Taylor                                               7.5
         Others                                                     12.5
                                                                   -----
                                                                   100.0
                                                                   =====


Subsequent to this initial allocation, David Chapman's employment by the Company has been terminated and his 15 percent share of the residual bonus pool has been reallocated, resulting in the following current distribution of the pool:

         Name                                                  Percentage
         ----                                                  ----------
         Gary Kell                                                  20.0
         James L. Crowson                                           20.0
         Robert E. Byerley, Jr.                                     17.5
         Gary White                                                 17.5
         Ramona Taylor                                              10.0
         Others                                                     15.0
                                                                   -----
                                                                   100.0
                                                                   =====


Please call me if you have any questions.



                                  /s/ JESS HAY
                                      JESS HAY


JH/vm

                                  Exhibit "B"

                    Stock Based Incentive Compensation Plan

                               [LOMAS LETTERHEAD]



Date:    November 2, 1994


To:      James L. Crowson
         Robert E. Byerley, Jr.
         Ramona Taylor
         Gary White


From:    Jess Hay


Re:      Stock Based Incentive Compensation Plan

         As you previously have been advised, the Compensation Committee of the Company's Board of Directors, in August 1994, approved a Fiscal 1995 "Stock Based Incentive Compensation Plan" for the four of you and me. A copy of the approved plan is appended as Exhibit A for your review and retention.

         You will note that compensation (if any) payable under the plan is based on the relationship between the average price of Lomas Financial Corporation's common stock during the first quarter of Fiscal 1995 ("the base price" as defined in the plan) and the average price of LFC's common stock during the month of June 1995 ("the year-end price" as defined in the plan). Appended as Exhibits B and C, respectively, are computations of the "base price" by Solomon Brothers Inc. and by our Treasury Department. Solomon's report (Exhibit B) indicates that the average closing price for LFC's stock during the three months ended September 30, 1994 was $5.44 per share, and our internal report (Exhibit C) fixes that average at $5.43. For your purposes, I suggest use of Solomon's $5.44 per share.

         Should you have any questions regarding the plan, please give me a call.

         Many thanks.

                                                   /s/ JESS HAY
                                                       Jess Hay

                                                                 EXHIBIT A
                                                           (Memorandum 11/02/94)
                                                                Page 1 of 2



                          Lomas Financial Corporation
                  Proposed Stock Based Incentive Compensation
                       Plan for Senior Corporate Officers
                                  Fiscal 1995




1)       Participants:

                           Name                     Salary
                 ------------------------          --------
                 Jess Hay                          $450,000*
                 James L. Crowson                  $275,000
                 Robert E. Byerley, Jr.            $220,000
                 Gary White                        $220,000
                 Ramona Taylor                     $130,000


                 _________________
                 *For purposes of this plan, Mr. Hay's salary is deemed to be the sum of (i) his salary for the first six months of the year ($300,000) plus (ii) his consulting fees for the final six months of the year ($150,000).


2) The concept of the proposed plan is to tie fiscal 1995 incentive compensation for the five participants directly to the performance of the Company's common stock and thereby to relate such incentive compensation to enhancement of shareholder value. Specifically, it is proposed that the amount of each participant's fiscal 1995 incentive compensation be based on the amount of appreciation realized during the year in the market price of the Company's common stock. As proposed, the process for determining the amount of such appreciation in the value of the Company's common stock and the resulting incentive compensation, if any, payable to the respective participants would be as follows:


            Step 1. The average price of Lomas Financial Corporation's ("LFC") common stock on the New York Stock Exchange at the close of each of the business days of July, August and September 1994 shall be determined and shall constitute the "base price."

                                                                  EXHIBIT A
                                                           (Memorandum 11/02/94)
                                                                 Page 2 of 2


            Step 2. The average price of LFC's common stock on the New York Stock Exchange at the close of each of the business days of June 1995 shall be determined and shall constitute the "year-end price"; provided, at the discretion of the Compensation Committee, the closing prices on the final two business days of June 1995 need not be included in determining the year-end price.

            Step 3. The relationship between the year-end price and the base price shall be determined on July 1, 1995, and then:


                                                   Then each participant
                                                   shall receive incen-
                                                   tive compensation in
                 If the year-end price             July 1995 equal to the
                 represents as a percen-           indicated percentage
                 tage of the base price            of his or her salary
                 -----------------------           ----------------------
                 Less than 110 percent                        0.0 percent*
                           110 percent                       15.0 percent
                           115 percent                       22.5 percent
                           120 percent                       30.0 percent
                           125 percent                       37.5 percent
                           130 percent                       45.0 percent
                           135 percent                       52.5 percent
                           140 percent                       60.0 percent
                           145 percent                       67.5 percent
                           150 percent                       75.0 percent
                           160 percent                       90.0 percent
                           170 percent                      105.0 percent
                           180 percent                      120.0 percent
                           190 percent                      135.0 percent
                           200 percent                      150.0 percent


            ________________
            *If no incentive compensation is payable under the foregoing formula, the Compensation Committee, in its discretion, nonetheless may elect to award individual bonuses to some or all of the participants based on the Committee's evaluation of each participant's contribution to the achievement of the Company's objectives for fiscal 1995.

                                                                  EXHIBIT B
                                                           (Memorandum 11/02/94)
                                                                 Page 1 of 1

SALOMON BROTHERS INC


LOMAS FINANCIAL CORPORATION


                     DAILY DATA -- 7/1/94 THROUGH 9/30/94


                                   [GRAPH]

                                                                  EXHIBIT C
                                                           (Memorandum 11/02/94)
                                                                 Page 1 of 1

                          LOMAS FINANCIAL CORPORATION
                     COMMON STOCK CLOSING PRICES PER SHARE
                        (JULY 1994 THRU SEPTEMBER 1994)



                     CLOSING                        CLOSING                         CLOSING
      DATE            PRICE           DATE           PRICE            DATE           PRICE
      ----            -----           ----           -----            ----           -----
    01-JUL-94         6 1/8        01-AUG-94           5           01-SEP-94         5 3/4
    05-JUL-94         6 1/8        02-AUG-94         5 1/2         02-SEP-94         5 7/8
    06-JUL-94         5 7/8        03-AUG-94         5 1/4         06-SEP-94         5 7/8
    07-JUL-94         5 3/4        04-AUG-94         5 1/8         07-SEP-94         5 3/4
    08-JUL-94         5 3/4        05-AUG-94         5 1/4         08-SEP-94         5 3/4
    11-JUL-94         5 5/8        08-AUG-94         5 5/8         09-SEP-94         5 3/4
    12-JUL-94         5 1/2        09-AUG-94         5 5/8         12-SEP-94        5 13/32
    13-JUL-94         5 1/2        10-AUG-94         5 5/8         13-SEP-94         5 5/8
    14-JUL-94         5 3/8        11-AUG-94         5 1/2         14-SEP-94         5 3/4
    15-JUL-94         5 3/8        12-AUG-94         5 3/8         15-SEP-94         5 3/4
    18-JUL-94         5 3/8        15-AUG-94         5 1/4         16-SEP-94         5 5/8
    19-JUL-94           5          16-AUG-94         5 3/8         19-SEP-94         5 5/8
    20-JUL-94           5          17-AUG-94         5 1/2         20-SEP-94         5 3/8
    21-JUL-94         4 1/2        18-AUG-94         5 1/2         21-SEP-94         5 1/2
    22-JUL-94         4 3/4        19-AUG-94         5 1/4         22-SEP-94         4 3/4
    25-JUL-94         4 3/4        22-AUG-94         5 7/8         23-SEP-94         4 7/8
    26-JUL-94         4 5/8        23-AUG-94         6 1/4         26-SEP-94         5 1/8
    27-JUL-94         4 7/8        24-AUG-94           6           27-SEP-94         4 3/4
    28-JUL-94         4 7/8        25-AUG-94         5 7/8         28-SEP-94         5 1/4
    29-JUL-94         4 7/8        26-AUG-94           6           29-SEP-94           5
                                   29-AUG-94         5 3/4         30-SEP-94           5
                                   30-AUG-94         5 7/8
                                   31-AUG-94         5 7/8


      AVERAGE DAILY CLOSING PRICE PER SHARE DURING THE PERIOD      $5.43